Exhibit 99.2

BUSINESS

Overview

We are a genomics-based pharmaceutical development company dedicated to improving the lives of patients by developing novel protein, antibody and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes, and central nervous system disorders. Our pipeline of therapeutics is based on internally discovered targets from the human genome that we believe play a role in important mechanisms underlying disease. We have focused our research efforts on three types of targets: targets that encode protein therapeutics, targets amenable to antibody therapeutic development and targets amenable to small molecule therapeutic development. We use internal resources to develop our protein therapeutics and have established development alliances with Abgenix and Bayer to support our antibody and small molecule programs. Currently, we have one protein therapeutic in clinical development for cancer support and a preclinical pipeline of over 15 protein, antibody and small molecule programs.

Strategy

We hope to generate value for our shareholders by focusing our resources on developing genomics-based therapeutics to improve the lives of patients. We are striving to become profitable by commercializing a subset of therapeutics stemming from our development pipeline, and establishing partnerships with pharmaceutical and biotechnology companies for the development and commercialization of other therapeutics from our development pipeline.

Drug Development Approach

We have taken a systematic approach to identifying and validating the therapeutic targets we believe to be the most promising from the human genome that are both applicable and amenable to drug development. By leveraging our technology and informatics foundation, we have identified 8,000 genes, both novel and known, with the potential to be targets for therapeutic drug development. Based on disease associations in cellular and animal models, we have qualified 500 of these targets as possibly playing a role in disease. By evaluating the relative medical need, biology, speed of path to patients, and strength of intellectual property position of each of these targets, we have selected our priority projects for development. We have over 15 priority projects in animal validation or later stages of development across three therapeutic areas: protein therapeutics, antibody therapeutics, and small molecule therapeutics.

Protein Therapeutics

Proteins are molecules composed of amino acids found in the human body. There are many types of proteins, all carrying out a number of different biological functions. Protein therapeutics can treat conditions in which a person is either missing an important protein or would benefit from additional amounts of a given protein. We are applying our genomics expertise and knowledge of disease to develop protein therapeutics in four disease areas: oncology, inflammatory diseases, obesity and diabetes, and central nervous system disorders. We have identified genes whose protein products may make suitable therapeutics, have disease associations and are potentially protected by our intellectual property position. We have implemented protocols for the production, purification and testing of our proteins, and have established cell-based assays for characterizing the therapeutic potential of these proteins. Using animal models, we currently are evaluating the activity of a number of secreted proteins as potential human therapeutics. Proteins with activity and favorable toxicity profiles are then selected for clinical development. Our first product to enter into clinical trials was CG53135 (also known as FGF-20), a protein therapeutic we discovered, which is being investigated for the treatment of oral mucositis, a side effect of patients undertaking radiation or chemotherapy for cancer treatment.

Human Monoclonal Antibody Therapeutics

Antibody therapeutics are very powerful and highly specific molecules that mimic the activity of a family of specialized naturally occurring proteins used by the body’s immune system to combat many diseases. In contrast with protein therapeutics, which supply additional protein molecules, antibody therapeutics may be used to neutralize the activity of a protein that may contribute to the onset or progression of a disease. We are applying our genomics expertise and knowledge of disease to develop antibody therapeutics primarily in oncology and inflammatory diseases. We have identified genes that make suitable targets for antibody therapeutics, have disease associations and may be protected by intellectual property rights. We are developing antibody therapeutics with our partner Abgenix, a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic monoclonal antibodies. We believe human monoclonal antibodies are superior to other antibody therapeutics because their close resemblance to naturally occurring antibodies decreases the risk of potentially eliciting an immune response that may neutralize their effect or cause an adverse reaction. We and Abgenix are evaluating many antibody development programs and each plan on advancing the most promising into clinical development. We anticipate initiating clinical trials of CuraGen’s second product, CR002, which is a fully-human monoclonal antibody being investigated for the treatment of kidney inflammation.

Small Molecule Therapeutics

Small molecules are low molecular weight molecules designed to interact with specific proteins known to be involved in a given disease condition. The biggest advantage of small molecule therapeutics is that in contrast to protein therapeutics and antibody therapeutics, which are primarily administered as injectibles, they can be administered as an orally available pill. We have applied our genomics expertise and knowledge of disease to identify small molecule therapeutic targets in four disease areas: oncology, inflammatory diseases, obesity and diabetes, and central nervous system disorders. Our strategy is to partner our small molecule targets with leading companies whose small molecule expertise complements our discovery capabilities. Our obesity and diabetes disease program is partnered with Bayer. In this alliance, we intend to co-develop small molecule therapeutics to treat obesity and Type II (adult onset) diabetes and will co-commercialize resulting products. Our oncology, inflammatory diseases and central nervous system small molecule targets are available for partnering.

Disease Focus

We are focusing our discovery and development efforts on four disease areas that have large growing markets and have large unmet medical needs.

Oncology

Nearly 10 million people throughout the world are diagnosed with cancer each year. The direct and indirect medical costs to treat cancer total more than $180 billion each year, and in the United States alone, cancer takes the lives of 1,500 people on average each day. Most of our protein and antibody therapeutics are being developed to help cancer patients. Our first indication for our clinical product, CG53135, is for oral mucositis, a side effect experienced by patients undergoing cancer therapy. In addition, we are developing several preclinical protein and antibody therapeutics as cancer treatments.

Inflammatory Diseases

More than 80 million Americans suffer from major inflammatory diseases. Arthritis, various forms of respiratory inflammation and debilitating inflammatory bowel disease are a daily reality in the lives of millions of individuals. For some sufferers, surgery is an undesirable last resort. However, surgery cannot restore diseased tissue to their previously healthy state. By focusing on the underlying causes of diseases, we are making progress in developing therapeutics to treat, and in some cases, restore the damage caused by inflammatory disorders. CR002, which we anticipate to be our first antibody therapeutic to enter clinical trials, has the potential to be a promising alternative to many patients with kidney inflammation that may develop kidney failure and require kidney transplantation. In addition, we have multiple protein and antibody therapeutics in preclinical development to treat inflammatory conditions.

Obesity and Diabetes

Approximately 127 million Americans are overweight or obese and 13 million have been diagnosed with diabetes. In the United States alone, the direct and indirect costs of overweight and obesity is over $120 billion and of diabetes is over $130 billion. These conditions are reaching epidemic proportions and lead to a tremendous drain on the healthcare system. Our collaboration with Bayer for the development of small molecules for the treatment of diabetes and obesity accounts for the majority of our work in this area. The collaboration on diabetes treatment focuses on insulin secretion and insulin sensitivity. The focus of the collaboration for obesity is on satiety and peripheral metabolism. In addition to our small molecule collaboration with Bayer, we also have protein and antibody therapeutics in our pipeline for obesity.

Central Nervous System Disorders

It is estimated that up to 1.5 billion people throughout the world suffer with some form of central nervous system disorder, such as depression, schizophrenia, Alzheimer’s disease or Parkinson’s disease. Alzheimer’s disease alone leads to over $100 billion drain to the US healthcare system. Our scientists have been examining the genetic pathways associated with both psychiatric and neurological disorders and have identified potential targets in this area. We have promising programs in central nervous system disorders in early stages of development.

Leading Products

CG53135 for oncology support

In 2003, we became one of the first genomics companies to discover, validate, and successfully advance a novel therapeutic candidate from the human genome into Phase I clinical trials when we received FDA clearance to begin testing CG53135 in patients.

CG53135, also known as Fibroblast Growth Factor 20 (FGF-20), is a novel investigational protein therapeutic for the treatment of radiation or chemotherapy induced oral mucositis and inflammatory bowel disease. Oral mucositis is a side effect of patients undertaking radiation or chemotherapy for cancer treatment. The disease is characterized by inflammation and ulceration of the tissue lining the mouth and throat leading to bleeding, pain, and difficulty eating and drinking. In addition to leading to debilitating symptoms, oral mucositis may result in the interruption of radiation or chemotherapeutic protocols in oncology patients. Currently, there is no FDA approved therapy to treat oral mucositis. A therapeutic that could treat oral mucositis successfully would not only prevent debilitating symptoms, but also would enable cancer patients to receive the optimum dosage of radiation therapy or chemotherapy needed to fight their cancer.

CG53135 promotes proliferation of two critical layers of cells (epithelial and mesenchymal) present in the mucosa lining the mouth and the remainder of a patient’s gastrointestinal tract. The molecule has demonstrated activity in two animal models of oral mucositis and the data for these studies was published in the journal Clinical Cancer Research in 2003. In addition, the molecule is also active in multiple animal models of inflammatory bowel disease and data for these studies was published in the journal Gastroenterology in 2002.

CG53135 is in a Phase I trial in patients with oral mucositis. Studies in other clinical indications are planned.

CR002 for kidney inflammation

CR002 is a novel fully-human monoclonal antibody with the potential to treat a potentially common form of kidney inflammation. CR002 is designed to block the activity of platelet-derived growth factor D, or PDGF-D, a target shown to play a role in kidney inflammation. CR002 is the most advanced fully-human monoclonal antibody stemming from our collaboration with Abgenix. The program is currently in preclinical development and we anticipate filing an IND and initiating clinical trials of CR002. This molecule will be one of the first therapeutics aimed at treating a root cause of kidney inflammation.

Kidney inflammation typically is characterized by a loss of architecture and diminishing function that may eventually lead to kidney failure, necessitating dialysis or kidney transplantation. Kidney inflammation is usually managed clinically by the use of non-specific immunosuppressants, which have variable efficacy and debilitating side effects.

A study conducted in an animal model of kidney nephritis, published in the Journal of the American Society of Nephrology in 2003, earned us and our colleagues from Abgenix a Congress Award at the 2003 World Congress of Nephrology Meeting.

Pipeline

We have over 15 potential protein, antibody and small molecule therapeutics currently being evaluated in animal studies or being scaled-up for animal studies. Many of the INDs that we anticipate filing in 2005 and beyond will be identified from these programs. Each of these programs has been developed to target a mechanism believed to be causative or supportive of disease such as inflammation, proliferation and angiogenesis. The majority of our advanced antibody and protein therapeutics are in the areas of cancer and inflammation, and our small molecules are in the area of obesity and diabetes.

Collaborations

Our technology and expertise have been used in our partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Biogen, Inc., Genentech, Inc., GlaxoSmithKline, Inc., Hoffmann-La Roche Inc. and Pfizer Inc.

In addition, we have established a broad pipeline of potential therapeutics by leveraging the capabilities of industry leaders to more efficiently advance our programs, reduce risk, and conserve resources. We have developed three classes of therapeutics: protein therapeutics which are developed in-house, fully-human monoclonal antibody therapeutics which are developed in collaboration with Abgenix and small molecule therapeutics for diabetes and obesity which are developed through a collaboration with Bayer.

Abgenix

In December 1999, we entered into a strategic alliance with Abgenix to develop and commercialize genomic-based antibody therapeutics using Abgenix’ XenoMouse™ technology. This six-year alliance was established initially to identify fully-human antibody therapeutic candidates primarily in oncology. Antibodies determined to have commercial product potential will be allocated between the parties for further development. Under the terms of the agreement, the developing party will pay milestone and royalty payments to the other party for products resulting from this drug development alliance. In addition, under the agreement, Abgenix purchased 837,990 shares of our common stock at a price of $17.90 per share for $15.0 million through a private placement.

In November 2000, we expanded our alliance with Abgenix to include the potential for generating fully human monoclonal antibodies against a larger number of targets and for treating a broader range of complex diseases including autoimmune disorders. As part of this expanded alliance, Abgenix purchased an additional 1,441,442 shares of our common stock at a price of $34.69 per share for $50.0 million through a private placement.

Our collaboration with Abgenix has been very productive. Fully-human monoclonal antibodies have been raised against over 20 targets and many of these programs are being evaluated for advancement into cellular and animal validation. We anticipate that we will be initiating clinical development in 2004 of CR002, our leading antibody therapeutic stemming from our collaboration with Abgenix and together we have eight additional antibody programs in animal studies. Our Abgenix collaboration has enabled us to leverage the resources and expertise of one of the world’s leaders in generating fully-human monoclonal antibodies and has fueled our pipeline with a total of 5 proprietary fully human monoclonal antibodies whose development we control

Bayer

In January 2001, we signed two comprehensive drug discovery, evaluation, development, and co-commercialization agreements with Bayer. As part of these agreements, Bayer purchased 3,112,482 shares of our common stock at a price of $27.31 per share in a private placement totaling $85.0 million.

The first agreement is a comprehensive alliance to discover, develop, and jointly commercialize small molecule therapeutics to treat metabolic disorders, primarily obesity and adult onset diabetes. We are to provide therapeutic targets to Bayer and grant Bayer access to our comprehensive suite of functional genomic technologies, bioinformatics and pharmacogenomic expertise to select and prioritize the resulting therapeutics. Bayer will utilize its development expertise to develop small molecule therapeutics against the targets supplied by us. Bayer is responsible under the agreement for funding all high-throughput screening, combinatorial chemistry, medicinal chemistry and pharmacology activities until a designated preclinical stage. We share expenses with Bayer related to later stage preclinical and clinical compound development. Both parties jointly fund the relevant research, development and commercialization activities. If we jointly commercialize any therapeutics resulting from this alliance with Bayer, Bayer will receive 56% of the profits associated with that therapeutic and we will receive 44%. Either party can terminate the agreement upon a material breach of contract and Bayer may terminate the agreement if there is a change in corporate control involving us, upon providing 90 days written notice to us.

The second agreement is a broad, five-year pharmacogenomic and toxicogenomic collaboration. We are applying our functional genomic technologies and pharmacogenomics expertise to evaluate Bayer’s developmental and preclinical pipeline of pharmaceutical compounds across all disease areas. Through the efforts of this collaboration, we and Bayer expect to reduce drug development costs, reduce the time to market, and create safer and more efficacious therapeutics. Either party can terminate upon a material breach of contract and in certain circumstances Bayer may terminate the agreement if there is a change in control involving us upon providing 90 days written notice to us.

Other

In addition to the above-listed alliances, we have smaller, ongoing collaborative relationships with various pharmaceutical and biotech companies. We have established relationships with more than 100 universities, academic institutions, and individual companies to gain access to disease tissue samples, disease models, and select technologies. We have successfully conducted research with, and have the potential to receive future milestones and royalties from companies including Alexion Pharmaceuticals, Inc., Biogen, Inc., DuPont/Pioneer Hi-Bred International, Inc., GlaxoSmithKline, Inc., Genentech, Inc., Hoffmann-La Roche Inc. and its affiliate, Roche Vitamins, Inc. and Millennium Pharmaceuticals, Inc. (formerly COR Therapeutics, Inc.). Individually, we do not consider these relationships to be of a material nature.

Company History

We began operations in 1993, when the massive undertaking to sequence the human genome was just beginning. Our strategy was based on discovering novel ways to combat disease through an understanding of how genes and their resulting proteins function within the human genome. We developed an integrated genomics, proteomics and bioinformatics technology platform that has been used to analyze the human genome, disease models, marketed therapeutics and therapeutic candidates. This approach has led to our discovery of hundreds of disease-related genes, therapeutic targets and potential novel therapeutics. Our platform has been utilized by over a dozen biotechnology and pharmaceutical companies. These collaborations helped validate our technology and have assisted us in developing our own proprietary pipeline of potential therapeutics. We have focused our research efforts on three types of targets: targets that encode protein therapeutics, targets amenable to antibody therapeutic development, and targets amenable to small molecule therapeutic development. As our portfolio has grown, we have started developing protein therapeutics on our own, and transitioned our service-based scientific collaborations towards more strategic relationships that would enable us to leverage the expertise and resources of industry leaders to turn our antibody and small molecule targets into therapeutics. To that end, we established a collaboration with Abgenix for the development of fully-human monoclonal antibodies against our proprietary targets and a collaboration with Bayer around the development of small molecules directed against our targets in diabetes and obesity. As our pipeline has matured over the past few years, we have decreased our early-stage target discovery efforts and increased resources downstream to advance our pipeline of protein, antibody and small molecule therapeutics into clinical development. Today, we remain one of the leading genomics-based pharmaceutical companies in the industry with a Phase I product for cancer support and a deep pipeline of protein, antibody and small molecule therapeutics.

Technology

We have assembled a comprehensive, proprietary, and large-scale platform to understand the human genome and have laid the groundwork to better understand the biology behind disease. Using this foundation, we prioritized promising programs from what we believe to be the remaining intervention points appropriate for the development of novel therapeutics. We identify pharmaceutically relevant genes and proteins and associate them with specific diseases through biological methods that include hypothesis-driven disease models, drug response models, gene and pathway mining approaches, and human genetics. We are developing a broad pipeline of protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes and central nervous system disorders.

We have used our proprietary technology to identify the Pharmaceutically Tractable Genome (“PTG”). The PTG is the subset of human genes that we believe will make suitable therapeutic targets either because they are proteins that are shed in the blood and can be targeted by protein and antibody therapeutics, sit on cell surfaces and make suitable antibody and small molecule therapeutics, or belong to intracellular classes of proteins that can be modulated by small molecules. We have identified the roughly 8,000 genes that make up the PTG and have used this foundation to systematically determine which are the most promising ones to develop as therapeutic candidates.

We have established disease programs for the identification of novel, pharmaceutically relevant targets and the association of these targets with specific diseases through process-driven and hypothesis-driven scientific strategies. Once associated with diseases, potential therapeutic target candidates are validated through cellular assays and animal model systems. Information resulting from these efforts is comprehensively managed through our bioinformatics system which is composed of tools and databases that have been designed specifically to manage, organize, and analyze this complementary biological information.

We are a leader in the emerging field of systems biology. We have used our technologies to complete the world’s first comprehensive protein interaction map for a multicellular organism, Drosophila melanogaster. That achievement was featured on the cover of and published in the December 5, 2003 edition of Science. We also were the first to complete a proteomics map of a eukaryotic organism, yeast (Saccharomyces cerevisiae). That achievement was featured on the cover of and published in the February 10, 2000 edition of Nature. In addition, we have a proprietary set of human protein-protein interaction data. Insight into the highly complex pathways of model organisms’ protein-protein interactions, combined with our proprietary knowledge of human protein-protein interactions, enhances our ability to select promising novel targets for drug development and continues to support our preclinical and clinical development efforts through the identification of biomarkers.

Competition

Currently we face, and will continue to face, intense competition from:

•	biotechnology companies;

•	pharmaceutical companies;

•	academic and research institutions; and

•	government agencies.

We also are subject to significant competition from organizations that are pursuing strategies, approaches, technologies and products that are the same as or similar to our own. Many of the organizations competing with us have greater capital resources, research and development staffs and facilities and marketing capabilities. In addition, research in the field of genomics is highly competitive. Our competitors in the genomics area include:

•	Human Genome Sciences, Inc.;

•	Genentech, Inc.;

•	ZymoGenetics, Inc.;

•	Amgen, Inc.;

•	Incyte Pharmaceuticals, Inc.;

•	major biotechnology and pharmaceutical companies; and

•	universities and other research institutions (including those receiving funding from the federally funded Human Genome Project).

A number of our competitors are attempting to rapidly identify and patent genes and gene fragments sequenced at random, typically without specific knowledge of the function of such genes or gene fragments. If our competitors discover or characterize important genes or gene fragments before we do, it could adversely affect any of our related disease research programs. In addition, a number of competitors are producing proteins from genes and claiming both the proteins as potential therapeutics as well as claiming antibodies against these proteins. In many cases generic antibody claims are being issued by the USPTO even though competitors have not actually made antibodies against the protein of interest, or do not have cellular, animal, or human data to support the use of these antibodies as therapeutics. These claims on proteins as therapeutics and such claims covering all antibodies against the proteins and methods of use in broad human indications are being filed at a rapid rate, and some number of these claims have issued and may continue to issue. We expect that competition in genomics research will intensify as technical advances are made and become more widely known. The competition listed above was selected based upon identifying those companies that we feel have business models that are similar to ours.

Intellectual Property

Our business and competitive position depend on our ability to protect our genomic technologies, gene sequences, the proteins they encode, antibodies raised against them, other products, information systems and proprietary databases, software and other methods and technology. We continually file patent applications for our proprietary methods and devices for sequencing, gene expression analysis, discovery of biological pathways and drug screening and development. As of the date of this offering memorandum, we had approximately 790 patent applications pending covering genes and gene transcripts, the proteins they encode, antibodies raised against them, methods of use of therapeutic proteins or antibodies and the use of gene targets for small molecular screening, as well as for our products, processes and technologies with the USPTO, as well as numerous corresponding international and foreign patent applications. As of the date of this offering memorandum, we had been issued 44 patents with respect to aspects of our gene portfolio, products, processes and technologies.

In 2001, the USPTO issued new guidelines for patent applications reflecting its current policy regarding statutory written description and utility requirements for patentability. The implementation of these new guidelines may cause the USPTO initially to reject some of our pending new gene and protein patent applications. Although we believe that we will overcome such rejections to any of our new gene and protein cases, there is no guarantee that the USPTO will approve them. We strive especially to gain issued patents for our commercially important genes and proteins. The new guidelines are not expected to impact pending cases directed to technology platforms.

CuraGen® and other trademarks of CuraGen Corporation mentioned in this report are the property of CuraGen Corporation. All other trademarks or trade names referred to herein are the property of their respective owners.

454 Life Sciences Corporation

454 is developing novel nanoscale instrumentation and technologies for rapidly and comprehensively determining the nucleotide sequence — “whole genome sequencing” — of entire genomes. 454’s proprietary technology is expected to have widespread applications in industrial processes, agriculture, animal health, biodefense, human health care, including drug discovery and development, and disease diagnosis.

In June 2000, we announced the formation of 454. This majority-owned subsidiary was initially funded with $40.0 million primarily from investors including us, Soros Fund Management, L.L.C., Cooper Hill Partners, L.L.C., and members of our senior management team. In September 2003, 454 secured an additional $20.0 million in equity financing from existing shareholders, including CuraGen and Cooper Hill Partners L.L.C. to initiate commercialization of 454’s product offering. This second round of financing increased our ownership from 60% to 66%.

In August 2003, 454, utilizing its proprietary platform, submitted the whole genome sequence of an adenovirus to GenBank®, the National Institutes of Health genetic sequence database. The submission marked the first time that a new method has been used to sequence a whole genome since Walter Gilbert and Frederick Sanger won the Nobel Prize in 1980 for the invention of DNA sequencing in 1977.

454’s technology platform is based on the application of massively parallel approaches to every step of the sequencing process: sample preparation, DNA sequencing, basecalling, sequence assembly and bioinformatic analysis. This approach, combined with the use of advanced nanotechnology, reduces cost and throughput roadblocks to efficient whole genome analysis. It is our goal to allow entire genomes to be analyzed without the cost and time restrictions normally associated with scaling up current methods of DNA sequencing in large facilities.

Scientists, using the 454 technology platform, will be able to generate whole genome sequences for a wide variety of viral and bacterial organisms. Instead of looking for biologically meaningful regions in one bacterial genome, researchers will have at their disposal multiple strains of an organism for comparison. This will provide information about new pathogens, drug resistant strains and variations in host-pathogen interactions as mutation of pathogens occurs. Currently, 454 is focusing on the analysis of viruses and bacteria. 454 anticipates that it will begin scaling its technology to analyze fungi, larger model organisms, human DNA, and other genomic applications during 2004. 454 plans to sell both genomic analysis services and complete genomic analysis systems including instrumentation, reagents and software to end-users.

The operations of 454 are run by a separate management team and governed by a board of directors made up of members of our management team and board of directors. 454 has also established a Scientific Advisory Board that is comprised of an elite group of scientists in the fields of whole genome sequencing, infectious disease, human genetics, chemical engineering and bioinformatics. As this new technology is commercialized and its applications across the life sciences industry become accepted, we anticipate that 454 will contribute revenue to the consolidated entity.

Government Regulation

Prior to the marketing of any new therapeutic developed by us, or by our collaborators, that new therapeutic must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical and clinical studies to establish a compound’s safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from such studies are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient recruitment is a function of many factors, including the:

•	timing and restriction of institutional review board approval;

•	size of the patient population;

•	proximity of patients to clinical sites;

•	eligibility criteria for the study;

•	time commitment of a patient to the study; and

•	existence of competitive clinical trials.

We have received FDA clearance to conduct clinical trials for CG53135, a potential protein therapeutic for the treatment of oral mucositis in cancer patients that are undergoing chemotherapy and radiotherapy. None of our product candidates have been approved for commercialization in the United States or elsewhere. We, or any of our collaborators, may not be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for some products. Failure by us, or our collaborators, to obtain required governmental approvals will delay or preclude our collaborators or us from marketing therapeutics or diagnostic products developed with us or limit the commercial use of such products and could have a material adverse effect on our business, financial condition and results of operations.

Our research and development activities involve the controlled use of hazardous materials, chemicals and controlled substances. We are subject to federal, state and local laws and regulations governing the acquisition, use, storage, handling and disposal of such materials and certain waste products.